EXHIBIT 3.1

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

El Capitan Precious Metals, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

As authorized by resolutions of the Board of Directors of El Capitan Precious Metals, Inc., 51 of the 5,000,000 authorized shares of preferred stock, $0.001 par value per share, shall be designated as Series B Convertible Preferred Stock and shall have the powers, designations, preferences, limitations, restrictions and relative rights as set forth in the attachment hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ John F. Stapleton

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATIONS
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
EL CAPITAN PRECIOUS METALS, INC.

(Pursuant to NRS Section 78.1955)

(Continued)

The following is a statement of the powers, designations, preferences, limitations, restrictions and relative rights of a series of preferred stock of El Capitan Precious Metals, Inc., a Nevada corporation (the “Corporation”), as authorized on July 24, 2014, by the board of directors of the Corporation (the “Board”), for the purposes of establishing a series of the Corporation’s authorized preferred stock, $.001 par value per share (“Preferred Stock”), designated as Series B Convertible Preferred Stock, and fixing the relative rights and preferences thereof:

1.    Designation and Amount. A series of Preferred Stock, designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), is hereby established and the number of shares constituting such series shall be fifty-one (51). Except as provided by Section 4 hereof, such number of shares may be increased or decreased by resolution of the Board, provided, however that no such decrease shall reduce the number of shares of the Series B Convertible Preferred Stock to a number less than the number of shares then outstanding, plus the number reserved for issuance upon the exercise of options, rights or warrants, or upon conversion of any outstanding securities issued by the Corporation convertible into Series B Convertible Preferred Stock. Each share of Series B Preferred Stock shall have a stated value of $1.00 per share (the “Stated Value”).

2.     Ranking. The Series B Preferred Stock will, with respect to rights on liquidation, dissolution and winding-up of the Corporation, rank on a parity with each other class or series of capital stock of the Corporation the terms of which do not expressly provide that such class or series shall rank senior or junior to the Series B Preferred Stock (collectively, “Parity Securities”).

3.    Dividends. Except for distributions in the event of Liquidation in accordance with Section 5, Holders of Series B Preferred Stock shall not be entitled to receive dividends on the Series B Preferred Stock.

4.    Voting Rights; Negative Covenants. Each one (1) share of the Series B Preferred Stock shall have voting rights equal to (x) (i) 0.019607 multiplied by the aggregate total of (A) the issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote, plus (B) the number of votes which all other series or classes of securities other than this Series B Preferred Stock are entitled to cast together with the holders of Common Stock at the time of the relevant vote (the amount determined by this clause (i), the “Numerator”), divided by (ii) 0.49, minus (y) the Numerator. For purposes of illustration only, if the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote is 275,000,000, the voting rights of one share of the Series B Preferred Stock shall be equal to ((0.019607 x 275,000,000) / 0.49) – (0.019607 x 275,000,000) = 5,612,004). Solely with respect to matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent and relate to Corporation capitalization (including, without limitation, increasing and/or decreasing the number of authorized shares of common stock and/or preferred stock, and implementing forward and/or reverse stock splits) and changes in the Corporation’s name, the Holders of the outstanding shares of Series B Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation’s articles of incorporation (the “Articles of Incorporation”) or bylaws (the “Bylaws”). The Holders of the outstanding shares of Series B Preferred Stock shall not otherwise have the right to vote on matters brought before the Corporation’s stockholders. If the Corporation affects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series B Preferred Stock shall not be subject to adjustment unless specifically authorized. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, (b) alter or amend this Certificate of Designations, (c) amend the Articles of Incorporation, Bylaws or other charter documents so as to affect adversely any rights of any Holders of the Series B Preferred Stock, (d) increase the authorized or designated number of shares of Series B Preferred Stock, (e) issue any additional shares of Series B Preferred Stock (including the reissuance of any shares of Series B Preferred Stock converted for Common Stock), or (f) enter into any agreement with respect to the foregoing.

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5.    Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary or a Sale (as defined below) (a “Liquidation”), the Holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Series B Preferred Stock an amount equal to the Stated Value, after any distribution or payment with respect to such Liquidation shall be made to the holders of any Senior Securities and prior to any distribution or payment with respect to such Liquidation shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts and amounts payable on any Parity Securities, then the entire assets to be distributed to the Holders of Series B Preferred Stock and the holders of such Parity Securities shall be distributed among the Holders of Series B Preferred Stock and the holders of such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder of Series B Preferred Stock. A “Sale” shall mean a merger or consolidation by the Corporation with another corporation or other entity (in each case, other than where the Corporation is the surviving entity).

6.    Conversion.

(a)    Voluntary Conversion.

(i)    Voluntary Conversion. At any time and from time to time, from and after the Issuance Date, each share of Series B Preferred Stock shall, at the option of the Holder (a “Voluntary Conversion”), be convertible into one share of Common Stock (subject to adjustment pursuant to Section 7 hereof, the “Conversion Ratio”). A Holder shall effect a conversion by surrendering to the Corporation the original certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Corporation, together with a completed form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”). Each Conversion Notice shall specify the number of shares of Series B Preferred Stock to be converted, the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice (the “Voluntary Conversion Date”). If no Voluntary Conversion Date is specified in a Conversion Notice, the Voluntary Conversion Date shall be the date that the Conversion Notice is delivered pursuant to this Section 6(a). Subject to Section 6(a)(ii) hereof, each Conversion Notice, once given, shall be irrevocable.

(ii)    Voluntary Conversion Procedure. Not later than five (5) Trading Days after a Conversion Date, the Corporation will deliver to the Holder (A) a certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series B Preferred Stock, and (B) one or more certificates representing the number of shares of Series B Preferred Stock not converted, if any. The Corporation shall, upon request of the Holder, use reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Company or another established clearing corporation performing similar functions (to the extent legended physical certificates are not required). If in the case of any Voluntary Conversion (x) such certificate or certificates representing the number of shares of Common Stock being issued upon the conversion of shares of Series B Preferred Stock are not delivered to or as directed by the applicable Holder, and (y) the Holder or its designee has not received other evidence of its ownership of the shares of Common Stock being issued upon the conversion of shares of Series B Preferred Stock by the close of business on the fifth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series B Preferred Stock tendered for conversion.

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(b)    Automatic Conversion.

(i)    Automatic Conversion. In the event of any Transfer (as hereinafter defined) of any share of Series B Preferred Stock to any Person, such share of Class B Common Stock shall automatically, without any further action, convert into Common Stock based upon the Conversion Ratio applicable at the time of such Transfer. In addition, upon any Change of Control (as hereinafter defined) of any corporation, partnership, limited liability company, trust or charitable organization which is a record Holder of any share of Series B Preferred Stock, such share of Series B Preferred Stock shall automatically convert into Common Stock based upon the Conversion Ratio applicable at the time of such Change of Control. The foregoing automatic conversion events described in this Section 6(b) shall be referred to hereinafter as “Events of Automatic Conversion.” The determination of whether an Event of Automatic Conversion shall have occurred will be made by the Board of Directors or a committee thereof in accordance with Section 6(b)(iii) below.

Notwithstanding anything to the contrary set forth in this Section 6(b)(i), a Holder of shares of Series B Preferred Stock may pledge such Holder’s shares of Series B Preferred Stock to a financial institution pursuant to a bona fide pledge of such shares of Series B Preferred Stock as collateral security for any indebtedness or other obligation of any Person (the “Pledged Stock”) due to the pledgee or its nominee; provided, however, that (i) such shares shall not be voted by or registered in the name of the pledgee and shall remain subject to the provisions of this Section 6(b) and (ii) upon any foreclosure, realization or other similar action by the pledgee, such Pledged Stock shall automatically convert into shares of Series B Preferred Stock based on the Conversion Ratio applicable at the time of such foreclosure, realization or similar action.

(ii)    Automatic Conversion Procedure. Any conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected at the time the Event of Automatic Conversion occurred (the “Conversion Time”, with the date of the Conversion Time being referred to as the “Automatic Conversion Date”). At the Conversion Time, the certificate or certificates that represented immediately prior thereto the shares of Series B Preferred Stock which were so converted (the “Converted Series B Preferred Stock”) shall, automatically and without further action, represent the Common Stock into which such shares of Series B Preferred Stock were converted. Holders of Converted Series B Preferred Stock shall deliver their certificates, duly endorsed in blank or accompanied by proper instruments of transfer, to the principal office of the Corporation or the office of any transfer agent for shares of the Common Stock, together with a notice setting out the name or names (with addresses) and denominations in which the certificate or certificates representing such shares of Common Stock are to be issued and including instructions for delivery thereof. Upon such delivery, the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such holder of shares of Common Stock a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled by reason of such conversion, and shall cause such shares of Common Stock to be registered in the name of such holder. The Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at and as of the Conversion Time, and the rights of such Person as a Holder of shares of Series B Preferred Stock that have been converted shall cease and terminate at and as of the Conversion Time, in each case without regard to any failure by such Holder to deliver the certificates or the notice required by this Section.

(iii)    Determination of Voting Rights and Events of Automatic Conversion. The Board of Directors of the Corporation or a duly authorized committee thereof shall have the power to determine, in good faith after reasonable inquiry, whether an Event of Automatic Conversion has occurred with respect to any share of Series B Preferred Stock. A determination by the Board of Directors of the Corporation or such committee that an Event of Automatic Conversion has occurred shall be conclusive. As a condition to counting the votes cast by any Holder of shares of Series B Preferred Stock at any annual or special meeting of stockholders, or in connection with any written consent of stockholders, or for any other purpose, the Board of Directors or a duly authorized committee thereof, in its discretion, may require the Holder of such shares to furnish such affidavits or other proof as the Board of Directors or such committee deems necessary or advisable to determine whether an Event of Automatic Conversion shall have occurred. If the Board of Directors or such committee shall determine that a Holder has substantially failed to comply promptly with any request by the Board of Directors or such committee for such proof, such shares shall be entitled to one (1) vote per share until such time as the Board of Directors or such committee shall determine that such Holder has complied with such request. The Board of Directors or a committee thereof may exercise the authority granted by this Section 6(b)(iii) through duly authorized officers or agents.

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(c)    Appraisal Procedure. If at any time conditions shall arise by reason of action taken by the Corporation which in the sole opinion of the Board of Directors are not adequately covered by the other provisions hereof and which would be reasonably expected to materially and adversely affect the rights of the Holders of Series B Preferred Stock (different than or distinguished from the effect generally on rights of holders of any class of the Corporation’s capital stock) or if at any time any such conditions would be reasonably expected to arise by reason of any action contemplated by the Corporation, the Corporation shall mail a written notice briefly describing the action contemplated and the material adverse effects of such action on the rights of the Holders of Series B Preferred Stock at least 30 calendar days prior to the effective date of such action, and an Appraiser selected by the Holders of majority in interest of the Series B Preferred Stock shall give its opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 6), of the Conversion Ratio (including, if necessary, any adjustment as to the securities into which shares of Series B Preferred Stock may thereafter be convertible) and any distribution which is or would be required to preserve without diluting the rights of the Holders of shares of Series B Preferred Stock; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in good faith, in which case the adjustment shall be equal to the average of the adjustments recommended by each such Appraiser. The Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or opinions or the taking of any such action contemplated, as the case may be.

(d)    Reservation. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series B Preferred Stock, as herein provided, free from preemptive rights or any other actual or contingent purchase rights of persons other than the Holders of Series B Preferred Stock, not less than 100% of such number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series B Preferred Stock hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issuance, be duly and validly authorized, issued and fully paid and nonassessable.

(e)    Issuance of Certificates upon Conversion. The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series B Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(f)    Cancelation of Shares upon Conversion. Shares of Series B Preferred Stock converted into Common Stock shall be canceled. All such shares shall, upon their cancellation, become authorized but unissued shares of undesignated Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating series of Preferred Stock, or any similar stock, or as otherwise restricted by law.

(g)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders of the Series B Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service, or sent by certified or registered mail, postage prepaid, addressed to the attention of the Chief Executive Officer of the Corporation, with a copy to the Corporation’s Secretary, at the facsimile number or address of the principal place of business of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of Series B Preferred Stock at the facsimile number, email address or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) four business days after deposit in the United States mails, (iv) the second Business Day (as defined in Section 9) following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

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7.    Adjustments.

(a)    Stock Splits, etc. If, at any time while any shares of Series B Preferred Stock remain outstanding, the Corporation effectuates a stock split or reverse stock split of its Common Stock or issues a dividend on its Common Stock consisting of shares of Common Stock, the Conversion Ratio and any other amounts calculated as contemplated by this Certificate of Designations shall be equitably adjusted to reflect such action (unless the Conversion Ratio already reflects such split).

(b)    Sale. If, for as long as any shares of Series B Preferred Stock remain outstanding, the Company enters into a merger (other than where the Corporation is the surviving entity) or consolidation with another corporation or other entity (collectively, a “Sale”), the Corporation will require, in the agreements reflecting such transaction, that the surviving entity and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the holders of capital stock of the Corporation are entitled to receive as a result of such transaction, expressly assume the obligations of the Corporation hereunder so that the voting and other rights of the Series B Preferred Stock will apply to such successor or surviving entity. Notwithstanding the foregoing, if the Corporation enters into a Sale and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such Sale, the Company and any such successor, purchaser or transferee will agree that the Series B Preferred Stock may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation or transfer by a Holder of the number of shares of Common Stock into which then outstanding shares of Series B Preferred Stock might have been converted immediately before such merger, consolidation or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any such proposed Sale, each Holder of outstanding Series B Preferred Stock shall have the right to convert all of any of such outstanding Series B Preferred Stock by delivering a Notice of Conversion to the Company within 15 days of receipt of notice of such Sale from the Corporation.

(c)    Notice of Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series B Preferred Stock, furnish to such Holder a like certificate setting forth (a) such adjustment or readjustment, and (b) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

8.    Reacquired Shares. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall, upon their cancellation, become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating series of Preferred Stock, or any similar stock, or as otherwise restricted by law.

9.    Definitions. For the purposes hereof, and in addition to the terms otherwise defined herein, the following terms shall have the following meanings:

A Person shall be deemed the “Beneficial Owner” of, and to “Beneficially Own” and to have “Beneficial Ownership” of, any share (i) which such Person has the power to vote or dispose, or to direct the voting or disposition of, directly or indirectly, through any agreement, arrangement or understanding (written or oral), or (ii) which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

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“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Nevada are authorized or required by law or other government action to close.

“Common Stock” means the common stock, $.001 par value per share, of the Corporation, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Conversion Date” means the Voluntary Conversion Date or any Automatic Conversion Date, as applicable.

“Exchange Act” mean the Securities Exchange Act of 1934, as amended.

“Issuance Date” means the earliest date on which a Holder receives shares of the Series B Preferred Stock, regardless of the number of certificates which may be issued to evidence such Series B Preferred Stock.

“Holder” means a registered holder of a share or shares of Series B Preferred Stock

“Junior Securities” means the Common Stock and all other equity securities of the Company ranking junior to the Series B Preferred Stock in terms of payment of liquidation proceeds.

“Nominee” shall mean a partnership or other entity that is acting as a bona fide nominee for the registration of record ownership of securities Beneficially Owned by another Person.

“Person” means any natural person, corporation, association, partnership, limited liability company, organization, business, government or political subdivision thereof or governmental agency.

“Trading Day” means (a) a day on which the Common Stock is traded on the OTC Bulletin Board or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

“Transfer” shall mean any sale, transfer (including a transfer made in whole or in part without consideration as a gift), exchange, assignment, pledge, encumbrance, alienation or any other disposition or hypothecation of record ownership or of Beneficial Ownership of any share, whether by operation of law or otherwise; provided, however, that (i) a pledge of any share made in accordance with the provisions of the second paragraph of Section 6(b)(i) and (ii) a grant of a proxy with respect to any share to a Person designated by the Board of Directors of the Corporation who is soliciting proxies on behalf of the Corporation shall not be considered a “Transfer”; and provided further that in the case of any transferee of record ownership that is a Nominee, such Transfer of record ownership shall be deemed to be made to the Person or Persons for whom such Nominee is acting.

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EXHIBIT A

VOLUNTARY CONVERSION NOTICE

Date of Voluntary Conversion Notice: ___________________________

(To be executed by the registered holder

to convert shares of Series B Preferred Stock)

The undersigned hereby elects, in accordance with the terms and conditions of the Certificate of Designation, to convert the number of shares of Series B Convertible Preferred Stock indicated below, into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of El Capitan Precious Metals, Inc. (the “Corporation”), as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the undersigned for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to effect conversion:

Number of shares of Series B Convertible Preferred Stock to be converted:

Number of shares of Common Stock to be issued:

Name of Holder:

Address of Holder:

________________________________________

Authorized Signature